Exhibit 4.3

SeNIOR Promissory Note

Original Principal Amount: $	Issuance Date: September __, 2022

FOR VALUE RECEIVED, FOXO TECHNOLOGIES INC., a Delaware corporation (formerly Delwinds Insurance Acquisition Corp., the “Borrower”), promises to pay to the order of [PURCHASER] (collectively, with any and all of its successors and assigns and/or any other holder of this Note (as defined below), “Holder”), without offset, in immediately available funds in lawful money of the United States of America, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments), by wire transfer in accordance with the instructions provided by Holder, the principal sum of [$        ] (the “Original Principal Amount”), as such amount may be increased as the result of the payment of PIK Interest (as defined below) (the balance of such amount from time-to-time being the “Outstanding Principal Balance” and collectively with any and all other indebtedness to Holder under this Note, the “Indebtedness”) as evidenced, governed, or secured by or arising under this Note or the Note Purchase Agreement (as defined below) (collectively, the “Loan Documents”)). The loan evidenced by this Note is referred to herein as the “Loan.”

This Senior Promissory Note (this “Note” and, collectively with the other notes of such series, the “Notes”) is one of a series of notes issued pursuant to that certain Senior Promissory Note Purchase Agreement, dated as of the Issuance Date (the “Purchase Agreement”), among the Borrower, the Holder and the other holders party thereto (together with the Holder, the “Holders”). Capitalized terms used, but not defined herein, shall have the meanings set forth in the Purchase Agreement.

1.	Payment Schedule and Maturity Date.

(a)	Maturity Date. The Outstanding Principal Balance, together with all other Indebtedness payable hereunder and under the other Loan Documents (collectively, the “Obligations”), shall be due and payable in full no later than April 1, 2024 (the “Maturity Date”). Commencing on November 1, 2023, the Borrower shall pay to the Holder the Outstanding Principal Balance hereunder and each one (1) month anniversary thereof (each, a “Payment Date” and collectively the “Monthly Payments”), an amount equal to $[________], until the Outstanding Principal Balance has been paid in full on the Maturity Date or, if earlier, upon acceleration, or prepayment of this Note in accordance with the terms herein.

(b)	Common Stock Purchase Agreement. Reference is made to that certain Common Stock Purchase Agreement, dated as of February 24, 2022 (the “Common Stock Purchase Agreement”), between the Borrower and CF Principal Investments LLC, a Delaware limited liability company. The Borrower agrees that the proceeds of any VWAP Purchase (as defined in the Common Stock Purchase Agreement) shall be used to pay amounts owing under the Notes on a pro rata basis promptly upon the upon receipt of such proceeds, but in any event no later than two (2) business days following the receipt thereof.

(c)	At the Market Offering. Upon any failure by the Borrower to make any Monthly Payment, as permitted under Section 4.7 of the Purchase Agreement, the Borrower shall use its best efforts to conduct a registered at the market offering, or similar offering, of its Common Stock as defined in Rule 415 promulgated under the Securities Act. If Joseph Gunnar & Co. LLC affirmatively notifies the Company that they wish to act as placement agent in respect of such offering, the Company will engage them. The proceeds of such offering shall be used pay the amounts owing under the Notes.

2.	Interest.

(a)	During the term of this Note, interest shall accrue on any Outstanding Principal Balance at an annual interest rate of fifteen percent (15%) (the “Interest”), commencing on the Issuance Date, compounded quarterly on each December [ ], March [ ], June and September [ ] until the Maturity Date and on the Maturity Date itself (each, an “Interest Payment Due Date”). Interest shall be payable by increasing the principal amount of this Note (with such increased amount accruing Interest as well) on each Interest Payment Due Date (“PIK Interest”).

(b)	On each Interest Payment Due Date, the Borrower shall make a record on its books of the additional increase in the Outstanding Principal Balance of this Note due to the accrual of PIK Interest.

(c)	All Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months.

(d)	Past Due Rate. If any amount payable by Borrower under any Loan Document is not paid when due, such amount shall thereafter bear interest at the Past Due Rate (as hereinafter defined) to the fullest extent permitted by applicable law. In addition, following any Event of Default, all Indebtedness shall bear interest at the Past Due Rate. In either case, accrued and unpaid Interest or past due amounts (including interest on past due Interest) shall be due and payable on demand, at a rate per annum equal to twenty-two percent (22%) compounded annually and computed on the basis of a 360-day year, provided that, in no event shall the rate of interest hereunder exceed the maximum rate permitted by applicable law (the “Past Due Rate”)

3.	Affirmative Covenants of Borrower.

(a)	Existence/Nature of Business. Borrower shall continue to engage in business of the same general type, or substantially similar type, or related business thereto as now conducted by Borrower and shall at all times preserve and keep in full force and effect its legal existence and take all reasonable action to preserve all rights, franchises, licenses, permits, privileges, patents, copyrights, trademarks and trade names necessary to the conduct of its business, except to the extent failure to do so would not have a Borrower Material Adverse Effect.

(b)	Payment of Expenses. Borrower shall pay any and all expenses, including reasonable attorney’s fees and disbursements, filing and recording fees, and all other charges and expenses incurred or to be incurred by Holder in connection with the preparation and execution and recording of this Note and all other Loan Documents, and the loans and advances made under this Note, and all amendments and modifications hereto, and in defending or prosecuting any actions or proceedings arising out of the Loan Documents, including, but not limited to, any proceedings in any proceeding under the Bankruptcy Code relating to Borrower.

(c)	Payment of Taxes. Borrower shall pay all taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before the same shall become delinquent or in default, except those taxes which are being contested in good faith by appropriate proceedings and diligently conducted.

(d)	Maintenance of Properties. Borrower shall maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties material to the conduct of its business and, from time-to-time, make or cause to be made all appropriate repairs, renewals and replacements thereof.

(e)	Compliance with Laws. Borrower shall comply in all material respects with any and all material laws, legislation, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions, and requirements of governmental authorities applicable to the Borrower, its properties or its assets. Borrower covenants that it shall continue to obtain and hold all necessary licenses and permits for the operations of its business.

4.	Negative Covenants of Borrower. During the period when the Obligations are outstanding, Borrower shall not engage in any of the activities set forth below without the prior written consent of 50.01% of the Holders of the Notes based on the aggregate Original Principal Amount of the Notes.

(a)	Liens. Borrower will not allow or suffer any lien or other encumbrance to exist on any of its assets, except as set forth below:

(i)	liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(ii)	liens arising in the ordinary course of business (i) in favor of carriers, warehousemen, mechanics and materialmen, construction contractors and other similar liens imposed by law, (ii) in connection with worker’s compensation, unemployment compensation and other types of social security laws and regulations or to secure the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) in connection with surety bonds, bids, performance bonds and similar obligations or (iv) securing liability for reimbursement indemnification obligations of (including obligations in respect of letters of credit of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower;

(iii)	rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions or upon securities in favor of securities intermediaries, solely to the extent incurred in connection with the maintenance of deposit accounts or securities accounts;

(iv)	(i) easements, zoning restrictions, encroachments, rights of way, restrictions, minor defects or irregularities in title and other similar liens on real property not interfering in any material respect with the business of the Borrower, and (ii) liens of landlords and mortgagees of landlords (A) arising by statute or under any lease or related contractual obligation, (B) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, and (C) for amounts not yet due;

(v)	attachments, appeal bonds, judgments and other similar liens, arising in connection with court proceedings not constituting an Event of Default under Section 8; and

(vi)	non-exclusive licensing of intellectual property in the ordinary course of business.

(b)	Limitation on Indebtedness. Borrower will not, without the prior written consent of 50.01% of the Holders of the Notes based on the aggregate Original Principal Amount of the Notes, create, incur, assume, or suffer to exist any other indebtedness, except in accordance with Section 4.7 of the Purchase Agreement.

(c)	Articles of Incorporation and By-Laws. Borrower will not amend or otherwise modify its articles of incorporation or by-laws, except for such amendments or other modifications required by law or which are not materially adverse to the interests of Holder.

(d)	Transactions Among Affiliates. Borrower will not become a party to any transaction with an affiliate of Borrower unless the terms and conditions relating to such transaction are as favorable to Borrower as would be obtainable at the time in a comparable arm’s-length transaction with a person or entity other than an affiliate of Borrower or pay or incur any obligation to pay any management, service, consulting, or similar fees to any affiliate of Borrower.

(e)	Maintain Corporate Existence and Nature of Business.

(i)	Borrower will not allow its corporate existence to be other than in good standing and will not, dissolve or liquidate, or merge or consolidate with, or acquire or affiliate with any other business entity unless Borrower is the surviving entity;

(ii)	Borrower will not change its name without furnishing to Holder at least ten (10) days prior written notice thereof; and

(iii)	Borrower will not change the nature of its business from (i) business of the same general type or substantially similar type as conducted by the Borrower on the Issue or Date, or (ii) any related business.

5.	Prepayment. Borrower may prepay the Indebtedness, in full at any time or in part from time-to-time, provided that (i) Holder shall have actually received from Borrower prior written notice (the “Prepayment Notice”) setting forth (A) Borrower’s intent to prepay, (B) the amount of Indebtedness that will be prepaid (the “Prepaid Indebtedness”), and (C) the date on which the prepayment will be made, such Prepayment Notice to be received by Holder, in each case, on or prior to the date that is five (5) days prior to the date of such proposed prepayment. To prepay this Note in full, the prepayment amount will equal (i) the product of the Outstanding Principal Balance to be prepaid, excluding any increases as a result of PIK Interest, multiplied by 1.15, if the Company prepays all or any portion of this Note on or prior to the date that is three hundred sixty-five (365) calendar days after the Issuance Date, or (ii) the sum of (a) the Outstanding Principal Balance to be prepaid, plus (b) all other amounts, costs, fees and expenses due in respect of this Note on the date of prepayment, if the Company prepays all or any portion of this Note at any time after the date that is three hundred sixty-five (365) calendar days after the Issuance Date. Any proceeds received by the Company from a share forward or similar transaction entered into prior to its merger, including, without limitation, a share forward transaction can be retained by the Company and not required to be used to prepay the Notes. For purposes of clarity, such proceeds may be received by the Company after the merger under such share forward or similar transaction.

6.	Certain Provisions Regarding Payments. All payments made under this Note shall be applied, to the extent thereof, to late charges, to accrued but unpaid Interest, to unpaid Outstanding Principal Balance, and to any other sums due and unpaid to Holder under the Loan Documents, in such manner and order as Holder may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Holder of any payment in an amount less than the amount then due on any Indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair, or extinguish any right or remedy available to Holder hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 2:00 p.m. Eastern Time shall be deemed to be received on, and shall be posted as of, the following business day. Whenever any payment under this Note or any other Loan Document falls due on a Saturday, Sunday or a bank holiday in the City of New York, New York, such payment may be made on the next succeeding business day.

7.	Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

(a)	Borrower fails to pay: (i) when and as required to be paid under this Note, including, without limitation, the Outstanding Principal Balance or (ii) within five (5) business days after the same becomes due, any other amount payable hereunder.

(b)	Borrower fails to perform or observe any material term, covenant or agreement contained in this Note other than the payment of money which is the subject of Section 7 above and such failure continues for ten (10) calendar days.

(c)	Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower herein, or in this Note, the Purchase Agreement, or any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or any representation, warranty, certification or statement of fact contained herein is or becomes false or materially misleading at any time.

(d)	Borrower institutes or consents to the institution of any Insolvency Proceeding or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any Insolvency Proceeding relating to Borrower or to all or any material part of its property is instituted without the consent of Borrower and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such Insolvency Proceeding.

(e)	Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy.

(f)	There is entered against Borrower one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $250,000.

(g)	This Note or the Purchase Agreement or any material provision hereof or thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations of Borrower, ceases to be in full force and effect; or Borrower contests in any manner the validity or enforceability of this Note, or the Purchase Agreement or any provision hereof or thereof other than a contest based solely on all of the Obligations having already been paid or satisfied in full; or Borrower denies that it has any or further liability or obligation under this Note, or the Purchase Agreement other than a denial based solely on all of the Obligations having already been paid or satisfied in full, or revokes, terminates or rescinds or purports to revoke, terminate or rescind this Note, or the Purchase Agreement or any provision thereof.

For purposes of this Note, “Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief. “Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (or other applicable bankruptcy, insolvency or similar laws).

8.	Remedies. Upon the occurrence of an Event of Default, Holder may at any time thereafter exercise any one or more of the following rights, powers, and remedies:

(a)	Holder may accelerate the Maturity Date and declare the Indebtedness and accrued but unpaid Interest thereon, and all other amounts payable hereunder and under the other Loan Documents at the Mandatory Default Amount, at once due and payable, and upon such declaration the same shall at once be due and payable. For purposes of this Note “Mandatory Default Amount” means the sum of 130% of the Outstanding Principal Balance.

(b)	Holder may set off the amount owed by Borrower to Holder, whether or not matured and regardless of the adequacy of any other collateral securing this Note, against any and all accounts, credits, money, securities or other property now or hereafter on deposit with, held by or in the possession of Holder to the credit or for the account of Borrower, without notice to or the consent of Borrower.

(c)	Holder may exercise any of its other rights, powers, and remedies under the Loan Documents or at law or in equity.

9.	Remedies Cumulative. All of the rights and remedies of Holder under this Note and the other Loan Documents are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Holder of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Holder of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time-to-time. No failure by Holder to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default.

10.	Costs and Expenses of Enforcement. Borrower agrees to pay to Holder on demand all costs and expenses incurred by Holder in seeking to collect this Note or to enforce any of Holder’s rights and remedies under the Loan Documents, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency, or appeal.

11.	Service of Process. Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (i) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower; and (ii) serving a copy thereof upon the agent, if any, designated and appointed by Borrower in the State of Delaware as Borrower’s agent for service of process. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of Holder to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of Holder otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.

12.	Successors and Assigns. The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the representatives, successors, and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to, and Borrower shall not, assign the Loan, or its rights and obligations under this Note or any of the Loan Documents, except as otherwise expressly permitted under the other Loan Documents.

13.	General Provisions. Time is of the essence with respect to Borrower’s obligations under this Note, subject to applicable notice and/or cure periods. Borrower does hereby (a) waive demand, presentment for payment, notice of dishonor and of non-payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notices (except any notices which are specifically required by this Note or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange, or release of any such security; (c) agree that Holder shall not be required first to institute suit or exhaust its remedies hereon against Borrower or to perfect or enforce its rights against Borrower hereunder or any security herefor; (d) consent to any extensions or postponements of time of payment on this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; (e) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in the County of New York in the State of New York and the state and county in which payment on this Note is to be made for the enforcement of any and all obligations under this Note and the other Loan Documents; (f) waive the benefit of all homestead and similar exemptions as to this Note; and (g) agree that its liability under this Note shall not be affected or impaired by any determination that any title, security interest, or lien taken by Holder to secure this Note is invalid or unperfected, until this Note is paid in full. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. Title and headings in this Note are for convenience only and shall be disregarded in construing it. Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment on this Note is to be made.

14.	Notices. All notices, requests, demands and other communications in connection with this Note shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon non-automated confirmation of receipt when transmitted via electronic mail, or (c) on receipt (or refusal to accept delivery) after dispatch by registered or certified mail (return receipt requested), postage prepaid, or by a nationally recognized overnight courier (with confirmation of delivery), addressed, in each case, as follows:

If to Borrower:	FOXO Technologies Inc. 220 South Sixth Street, Suite 1200 Minneapolis, Minnesota 55402 Attention: Jon Sabes, Chief Executive Officer
If to Holder:	[Holder] [Address] Attention: Email:

15.	No Usury. It is expressly stipulated and agreed to be the intent of Borrower and Holder at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Holder to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Holder’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any Interest in excess of that permitted by applicable law, then it is Holder’s express intent that all excess amounts theretofore collected by Holder shall be credited on the Outstanding Principal Balance of this Note, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Holder for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan.

16.	Lost Note. Upon receipt of an affidavit of an officer of Holder as to the loss, theft, destruction, or mutilation of this Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction, or mutilation, upon cancellation of this Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

17.	Choice of Law. This Note and its validity, enforcement, and interpretation shall be governed by the laws of the State of New York (without regard to any principles of conflicts of laws) and applicable United States federal law.

18.	Waiver of Jury Trial. BORROWER AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS, OR ACTIONS OF HOLDER RELATING TO THE ADMINISTRATION OF THE LOAN EVIDENCED BY THIS NOTE OR ENFORCEMENT OF THE LOAN DOCUMENTS EVIDENCING AND/OR SECURING THE LOAN, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH OF HOLDER AND BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF BORROWER AND HOLDER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BORROWER OR HOLDER HAS REPRESENTED TO THE OTHER, EXPRESSLY OR OTHERWISE, THAT BORROWER OR HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR HOLDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.

19.	Venue; Jurisdiction. BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

20.	Indemnification. Borrower hereby indemnifies and holds harmless Holder, each of its affiliates and each of their respective directors, officers, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all actions, claims, damages, losses, liabilities, fines, penalties, costs and expenses of any kind (including, without limitation, counsel fees and disbursements in connection with any subpoena, investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto) which may be incurred by the Indemnified Party or which may be claimed against the Indemnified Party by any person or entity by reason of or in connection with the execution, delivery or performance of this Note, or action taken or omitted to be taken by Holder under, this Note; provided, however, that Borrower is not obligated to indemnify any Indemnified Party under the Loan Documents to the extent the claim is found by a court of competent jurisdiction in a final adjudication to have resulted from any Indemnified Party’s gross negligence, bad faith or willful misconduct. Nothing in this Section is intended to limit Borrower’s obligations contained elsewhere in this Note. Without prejudice to the survival of any other obligation of Borrower hereunder, the indemnities and obligations of Borrower contained in this Section shall survive the payment in full of all obligations hereunder.

21.	Equal Treatment of Holders. No consideration (including any modification of this Note) shall be offered or paid to any Person (as such term is defined in the Purchase Agreement) to amend or consent to a waiver or modification of any provision hereof unless the same consideration is also offered to all of the holders of the same series of Note as held by the Holder hereunder. Further, the Company shall not make any payment of Outstanding Principal Balance or Interest on the Notes in amounts which are disproportionate to the respective Outstanding Principal Balances due on all of Notes at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Holder by the Company and negotiated separately by each Holder, and is intended for the Company to treat the Holders as a class, but shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase or disposition of the Notes or otherwise. Notwithstanding the foregoing, a Holder may enter into agreements, amend or consent to a waiver or modification of provisions of this Note without offering the same terms or extending the same agreements to all Holders, provided, however, that the terms of the agreement, amendment, waiver or modification at issue is not more favorable than the terms which are applicable to each other Holder or will serve to adversely affect the other Holders in any way.

22.	Amendments; Waivers. No provision of this Note may be waived, modified, supplemented or amended except in a written instrument signed - in the case of an amendment - by the Company and 50.01% of the Holders of the Notes based on the Aggregate Original Principal Amount of the Notes or - in the case of a waiver - by the party against whom enforcement of any such waived provision is sought, provided however, that if any amendment, modification or waiver disproportionately and adversely impacts a Holder (or group of Holders), the consent of such disproportionately impacted Holder (or group of Holders) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Holder relative to the comparable rights and obligations of the other Holders shall require the prior written consent of such adversely affected Holder.

23.	Lock-Up Release Agreement. As provided for in the Purchase Agreement, the Borrower shall execute a Lock-Up Release Agreement that provides for shares of Common Stock held by the Holder to be released from certain prior transfer transactions on a one for one basis, proportional to the original subscription amount of the Holder for Prior Debentures to the Subscription Amount of the Holder in respect of this Note.

24.	Counterparts. If this Note is to be executed by more than one person or entity, then this Note may be executed electronically or by electronic transmission in one or more counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first above written.

BORROWER:

FOXO TECHNOLOGIES INC.

By:
Name:
Title: